AMENDMENT NO. 1
TO
AMENDED AND RESTATED RIGHTS AGREEMENT

         Amendment No. 1 (this “Amendment”), dated as of January 27, 2005 (the “Effective Date”), to the Amended and Restated Rights Agreement, dated as of June 18, 1997 (the “Agreement”), between IKON Office Solutions, Inc., an Ohio corporation (the “Company”), and National City Bank, an Ohio corporation, as Rights Agent (the “Rights Agent”).

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Agreement to delete all references to “Continuing Directors” set forth in the Agreement (the “Amendment”); and

         WHEREAS, the Company and the Rights Agent may amend the Agreement pursuant to the authority granted to them in Section 5.4 of the Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements made and contained herein (the receipt and sufficiency of which are hereby acknowledged) and intending to be legally bound hereby, the parties agree as follows:

1.         Defined Terms. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreement.

2.         Amendments to the Agreement.

(a) Section 1.1(a): The phrase “a majority of the Continuing Directors then in office” shall be deleted and replaced with the phrase “the Board of Directors of the Company”.

(b) Section 1.1(h): This section shall be deleted in its entirety and replaced with the words “[Intentionally Omitted]".

(c) Section 1.1(k): The phrase “at least a majority of the Continuing Directors, after taking into consideration all factors that such members of the Board of Directors deem relevant, including, without limitation, the long-term prospects and value of the Company and the prices and terms that such members of the Board of Directors believe, in good faith, could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value” shall be deleted and replaced with the phrase “the Board of Directors of the Company, after taking into consideration all factors that it deems relevant, including, without limitation, the long-term prospects and value of the Company and the prices and terms that it believes, in good faith, could reasonably be achieved if the Company or the Company’s assets were sold on an orderly basis designed to realize maximum value”.

(d) Section 3.2(a): The phrase “a majority of the Continuing Directors in office at the time” shall be deleted and replaced with the phrase “the Board of Directors of the Company”.

(e) Section 3.3(b): The phrase “, upon the concurrence of a majority of the Continuing Directors then in office,” shall be deleted in its entirety.

(f) Section 5.1(a): Section 5.1(a) of the Agreement shall be amended and restated in its entirety as follows: “Redemption. (a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the close of business on the tenth day (or such later date, not beyond the day, as may be fixed by the Board of Directors of the Company by notice to the Rights Agent and publicly announced by the Company) following the Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the close of business on the twentieth day following the Record Date) and (ii) June 18, 2007, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be appropriately adjusted as provided in Section 2.3 hereof, and the Company may, at its option, pay the Redemption Price either in shares of Common Stock (based on the Market Price of the shares of Common Stock at the Redemption Time) or in cash. The redemption of Rights by the Board of Directors of the Company may be made effective at such time and on such basis and with such conditions as the Board of Directors of the Company, in its sole discretion, may establish.”

(g) Section 5.4: Section 5.4 of the Agreement shall be amended and restated in its entirety as follows: “Supplements and Amendments. The Company and the Rights Agent may from time to time supplement or amend this Agreement, including any Exhibits hereto, without the approval of any holders of Rights (i) to make any changes which the Company and the Rights Agent may deem necessary or desirable and which shall not materially adversely affect the interests of the holders of Rights generally or (ii) in order to cure any ambiguity or to correct or supplement any provision contained herein which may be inconsistent with any other provisions herein or otherwise defective.”

(h) Exhibit A: Exhibit A and all references thereto contained in the Agreement or in any Exhibits to the Agreement are deleted.

3.         Effect. This Amendment shall be deemed effective as of the Effective Date. Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

4.         Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

5.         Counterparts. This Amendment may be executed in counterparts (delivery of which may occur via facsimile or e-mail in pdf format), each of which when so executed and delivered shall be an original hereof and all such counterparts shall together constitute but one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

IKON OFFICE SOLUTIONS, INC. By: /s/ ROBERT F. WOODS Name: Robert F. Woods Title: Senior Vice President and Chief Financial Officer	NATIONAL CITY BANK By: /s/ SHERRY L. DAMORE Name: Sherry L. Damore Title: Vice President